Exhibit 10.7

Amendment No. 1

to the

Process Technology License Agreement

between

Cypress Semiconductor Corporation

and

SkyWater Technology Foundry, Inc. (f/k/a Cypress Semiconductor (Minnesota) Inc.)

This Amendment Number 1 (“Amendment”) to the Process Technology License Agreement by and between Cypress Semiconductor Corporation (“Licensor”) and SkyWater Technology Foundry, Inc. (f/k/a/ Cypress Semiconductor (Minnesota) Inc.) (“Licensee”), dated March 1, 2017 (“Agreement”) will become effective on the Amendment Effective Date, defined below.

Background: The parties wish to make certain modifications to the Agreement to help ensure continuity of supply by Licensee to the United States Government.

The parties agree as follows:

1. Assignment. Notwithstanding the first sentence of Section 9.4 of the Agreement, Licensor agrees that it will not, without Licensee’s prior written consent, assign the Agreement or any of Licensor’s rights, interests, or obligations under the Agreement, to any legal entity not organized under the laws of the United States (or, for clarity, one of its states).

a.	Section 9.4 of the Agreement is replaced with the following:

9.4 Assignment. Licensor may assign either this Agreement or any of its rights, interests, or obligations hereunder to any third party or an Affiliate without the prior written approval of Licensee; provided that any such assignment shall not limit the licenses granted hereunder. Licensee shall not assign this Agreement, or any of its rights, interests, or obligations hereunder, without the express written consent of Licensor, provided, however, that in the event of a Change of Control of Licensee after the Terminable Period, the Royalty Free License shall survive any termination of this Agreement pursuant to Section 8.3. Any assignment in breach of the foregoing shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

2. Termination. Notwithstanding any other provision in the Agreement, Licensor agrees that, other than in the event of an uncured failure to pay royalties, (1) Licensor will not terminate the Royalty Bearing License, and (2) if the Agreement is terminated, the Royalty Bearing License shall survive such termination subject to continued payment by Licensee of royalties.

3. New Facility. Should Licensee build or acquire an additional semiconductor fabrication facility (“New Fab”), Licensor will extend the rights and licenses granted in the Agreement to the New Fab subject to mutually agreed terms negotiated in good faith and documented in an amendment to the Agreement signed by authorized representatives of Licensee and Licensor.

4. Improvements. In order to provide Licensee ownership of Improvements made by Licensee to the Licensed Technology, Section 1.1(u) of the Agreement is replaced with the following: “(u) “Licensee Improvement” means any Improvement to the Licensed Technology made solely by Licensee, or made on behalf of Licensee, on or after March 1, 2017.” In addition, notwithstanding any licenses granted to Licensor (and without modifying or limiting such licenses), Licensor waives any right that it may have to request or compel disclosure of Improvements that are made by or on behalf of Licensee which Licensee is prohibited by Law or contract from disclosing to Licensor because they are a) related to performance of a United States Government contract or subcontract, b) export-controlled by the United States Government or related to export-controlled products, c) CUI (Controlled Unclassified Information), CDI (Critical Defense Information), FOUO (For Official Use Only – by the United States Government), or restricted by any other instruction or regulation of the United States Government, d) subject to classification and protection as described in the NISPOM (National Industrial Security Procedures

Operating Manual), or e) related to performance in support of a United States Government contractor or subcontractor. “Law” means any U.S. federal, state, local, municipal, foreign or other law (including common law), statute, constitution, ordinance, code, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority. “Governmental Authority” means any governmental, quasi-governmental or regulatory authority, agency, court, commission or other governmental or judicial body, in each case, whether foreign or domestic, of any country, nation, republic, federation, union or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

5. PDKs. In order to remove certain restrictions related to PDKs (process design kits):

a.

Section 2.1(b) is replaced with the following: “(b) under the Licensed Intellectual Property in the Licensed PDKs, to copy, create derivative works of, distribute, and disclose (under a non-disclosure agreement at least as protective as Licensee’s standard non-disclosure agreement) the Licensed PDKs to Licensee’s third-party customers, for purposes related to Licensee’s business at the Facility or a New Fab”

b.

Section 2.2(a) is replaced with the following “(a) Licensor shall include with the Licensed Technology certain legacy PDKs and certain process specifications as described on Exhibit B-2 (together, the “Legacy PDK Technology”) to enable the Licensee to undertake to develop, or have developed (subject to Section 3.3 below), certain new PDKs (the “New PDKs”) for use by Licensee in providing foundry services to third parties. Accordingly, Licensor hereby grants to Licensee, under Licensor’s Intellectual Property Rights in such Legacy PDK Technology, a perpetual, non-exclusive, non-transferable (except as permitted under Section 9.4), royalty-free, non-sublicensable license to, copy, create derivative works of, and disclose (under a non-disclosure agreement at least as protective as the nondisclosure and security requirements of this Agreement) the Legacy PDK Technology for the purpose of developing or having developed the New PDK and to distribute and disclose (under a non-disclosure agreement at least as protective as Licensee’s standard non-disclosure agreement) the New PDKs to Licensee’s third-party customers, for purposes related to Licensee’s business at the Facility or New Fab.”

6. Amendment Effective Date. Cypress entered into an Agreement and Plan of Merger with Infineon Technologies AG (“Infineon”), dated June 3, 2019 (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other things, a wholly-owned subsidiary of Infineon will merge with and into Cypress, with Cypress surviving as a wholly-owned subsidiary of Infine on (the “Merger”). This Amendment will become effective upon the completion of the Merger contemplated by the Merger Agreement (the “Amendment Effective Date”). Should the Amendment Effective Date not occur by October 3, 2020, this Amendment shall be null and void.

7. Defined Terms. Capitalized terms not defined in this Amendment shall have the meanings given to them in the Agreement.

8. No Other Changes. Except as specified in this Amendment, the Agreement remains unchanged and in full force and effect.

9. Counterparts. This Amendment may be executed in two or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

[Remainder of Page Intentionally Blank; Signature Page Follows]

Cypress Semiconductor Corporation		SkyWater Technology Foundry, Inc.

Signature:	/s/ Marc Field	Signature:	/s/ Thomas Sonderman
Name:	Marc Field	Name:	Thomas Sonderman
Title:	Vice President and Deputy General Counsel	Title:	President
Date:	Mar 19, 2020	Date:	Mar 13, 2020

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